Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 77 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Institutional Short-Intermediate Government Fund, of our report dated January 12, 2001 on the financial statements and financial highlights included in the November 30, 2000 Annual Report to Shareholders of Fidelity Institutional Short-Intermediate Government Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 22, 2001.